Exhibit 10.56

ENSCO 2005 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN As Amended and Restated Effective January 1, 2005

i

ARTICLE III	PARTICIPATION AND VESTING	8

3.1	Eligibility and Participation	8
3.2	Cessation of Participation	8

ARTICLE IV	CONTRIBUTIONS AND ACCOUNTING	8

4.1	Deferred Compensation	8
	(a) Automatic Deferral	9
	(b) Basic Deferrals	9
	(c) Discretionary Referrals	9
	(d) Limit on Deferrals	10
	(e) Failure to Elect	10
4.2	Matching Contributions	10
4.3	Employer Discretionary Contribution	10
4.4	Vesting	11
4.5	Accounting for Deferred Compensation and Other Benefits	12
4.6	Plan Benefits	12

ARTICLE V	DISTRIBUTION OF BENEFITS	13

5.1	Payment of Benefits	13
	(a) Distribution Entitlement Date for Participants Other than Specified Employees	13
	(b) Distribution Entitlement Date for Specified Employees	13
5.2	Timing of Certain Payments	13
	(a) An Unforeseeable Emergency of the Participant	14
	(b) Domestic Relations Orders	14
	(c) Conflicts of Interest Laws	14
	(d) Change in Circumstances	14
5.3	Form of Payment and Deferral of Timing of Payment	15
5.4	Designation of Beneficiary	15
5.5	Payment of Payroll Taxes and Income Tax Withholding	16

ARTICLE VI	PAYMENT LIMITATIONS	16

6.1	Payment Due an Incompetent	16
6.2	Spendthrift Clause	16

ARTICLE VII	FUNDING	17

7.1	Funding	17
7.2	Investments	17

ARTICLE VIII	ADMINISTRATION	19

8.1	Authority of the Administrator	19
8.2	Claims Procedure	19

ii

8.3	Cost of Administration	19
8.4	Limitations on Plan Administration	19

ARTICLE IX	OTHER BENEFIT PLANS OF THE COMPANY	19

9.1	Other Plans	19

ARTICLE X	AMENDMENT AND TERMINATION OF THE PLAN	20

10.1	Amendment	20
10.2	Termination	20
10.3	Continuation	21

ARTICLE XI	MISCELLANEOUS	21

11.1	Rights Against Employer	21
11.2	Action Taken in Good Faith	21
11.3	Limitation of Liability/Rights of Indemnification	21
11.4	Severability	22
11.5	Construction	22
11.6	Governing Law	22

iii

ENSCO
2005
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(As Amended and Restated Effective January 1, 2005)

       THIS AGREEMENT, executed this 4th day of November, 2008, and effective the first day of January, 2005, except as specifically provided otherwise to the contrary herein, by ENSCO International Incorporated, having its principal office in Dallas, Texas (hereinafter referred to as the "Company").

WITNESSETH:

       WHEREAS, effective April 1, 1995, Energy Service Company, Inc. adopted the Energy Service Company, Inc. Select Executive Retirement Plan (the "Original SERP");

       WHEREAS, the name of the Company was changed to ENSCO International Incorporated;

       WHEREAS, the Company amended and restated the Original SERP, effective January 1, 1997, to provide a discretionary profit sharing contribution, to rename the Original SERP the ENSCO Supplemental Executive Retirement Plan, and to coordinate the operation of the Original SERP with the ENSCO Savings Plan;

       WHEREAS, the Pension and Welfare Benefits Administration of the Department of Labor issued final regulations establishing new standards for processing benefit claims of participants and beneficiaries under Section 8.2 of the Original SERP which were subsequently clarified by further guidance from the Pension and Welfare Benefits Administration (collectively the "Final Claims Procedure Regulations");

       WHEREAS, the Company adopted Amendment No. 1 to the amended and restated Original SERP, effective as of January 1, 2002, to revise Section 8.2 of the Original SERP to provide that the administrator of the Original SERP shall process benefit claims of participants and beneficiaries pursuant to the claims procedure specified in the summary plan description for the Original SERP which shall comply with the Final Claims Procedure Regulations, as may be amended from time to time;

       WHEREAS, the Company amended and restated the Original SERP, effective as of January 1, 2004;

       WHEREAS, the American Jobs Creation Act of 2004 (the "AJCA") enacted new section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), which imposes new rules regarding the timing of elections and distributions under nonqualified deferred compensation plans effective for years beginning after December 31, 2004;

       WHEREAS, the Company determined to comply with the AJCA and new section 409A of the Code by freezing the Original SERP and adopting the ENSCO 2005 Supplemental Executive Retirement Plan (the "2005 SERP"), effective January 1, 2005;

       WHEREAS, the Board of Directors of the Company (the "Board"), upon recommendation of its Nominating, Governance and Compensation Committee (the "Committee"), approved Amendment No. 1 to the 2005 SERP during a regular meeting held on November 6, 2007;

       WHEREAS, the Board, upon recommendation of the Committee, approved Amendment No. 2 to the 2005 SERP during a regular meeting held on March 10, 2008;

       WHEREAS, the Board, upon recommendation of the Committee, approved this amendment and restatement of the 2005 SERP during a regular meeting held on November 4, 2008; and

       WHEREAS, the Company now desires to amend and restate the 2005 SERP, effective as of January 1, 2005, except as specifically provided otherwise to the contrary herein, in order to (i) facilitate compliance with the final Treasury regulations under section 409A of the Code, and (ii) incorporate the amendments to the 2005 SERP previously made by Amendment No. 1 and Amendment No. 2;

       NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the Company hereby adopts the following amended and restated 2005 SERP:

ARTICLE I

PURPOSE

       The objective and purpose of this Plan is to attract and retain competent officers, key executives, management and highly compensated employees by offering flexible compensation opportunities to officers, key executives, management and highly compensated employees of the Company and its Affiliates and to offer them an opportunity to build an estate or supplement income for use after retirement. In addition to this Plan, the Company sponsors certain broad-based employee benefit plans covering its employees.

       Through this Plan, the Company intends to permit the deferral of compensation and to provide additional benefits to a select group of management or highly compensated employees of the Company and its Affiliates. Accordingly, it is intended that this Plan shall not constitute a "qualified plan" subject to the limitations of section 401(a) of the Code, nor shall it constitute a "funded plan" for purposes of such requirements. It is also intended that this Plan shall be exempt from the participation and vesting requirements of Part 2 of Title I of ERISA, the funding requirements of Part 3 of Title I of ERISA, and the fiduciary requirements of Part 4 of Title I of ERISA by reason of the exclusions afforded plans which are unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

       Any Participant or Beneficiary shall have the status of an unsecured general creditor of the Employer as to this Plan and any trust fund that may be established by the Employer, or asset identified specifically by the Employer, as a reserve for the discharge of its obligations under this Plan.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

       2.1     Definitions. When a word or phrase shall appear in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be a term defined in this Section 2.1. The following words and phrases with the initial letter capitalized shall have the meaning set forth in this Section 2.1, unless a different meaning is required by the context in which the word or phrase is used.

(a)          "Account" means the individual bookkeeping account established for each Participant in this Plan, as described in Section 4.5.

(b)          "Administrator" means the Committee, except to the extent that the Board has appointed another person or persons, or a committee of the Board, to serve as the Administrator with respect to this Plan. The Committee may delegate to the management of the Company the authority and duties relating to the routine administration of this Plan.

(c)          "Affiliate" means a corporation that is a member of a controlled group of corporations (as defined in section 414(b) of the Code) which includes the Company, any trade or business (whether or not incorporated) which are in common control (as defined in section 414(c) of the Code) with the Company, or any entity that is a member of the same affiliated service group (as defined in section 414(m) of the Code) as the Company.

(d)          "Automatic Deferral" means the Compensation deferral described in Section 4.1 made by a Participant who has reached the statutory limits on annual compensation (as provided and defined in section 1.5 of the 401(k) Plan), elective deferrals or contributions or benefits under the 401(k) Plan.

(e)          "Basic Deferral" means the Compensation deferral described in Section 4.1 made by a Participant who has elected to make a Compensation deferral to this Plan in such amount as provided in Section 4.1.

(f)          "Beneficiary" means the person designated in writing by the Participant pursuant to Section 5.4 to receive Benefits in the event of his or her death.

(g)          "Benefits" means the sum of (i) the aggregate amounts representing the Participant's Automatic Deferrals, if any, Basic Deferrals, Discretionary Deferrals, if any, vested Employer Discretionary Contributions, and vested Matching Contributions credited to the Participant's Account pursuant to Section 4.5, plus earnings thereon and less losses allocable thereto, if any, attributable to the investment of such amounts pursuant to Section 7.2 hereof, and (ii) the aggregate amounts, if any, representing the matching contributions under section 4.2 of the Original SERP and employer discretionary contributions under section 4.3 of the Original SERP, plus earnings thereon and less losses allocable thereto, if any, attributable to the investment of such amounts, with respect to which the Participant becomes vested after December 31, 2004 under section 4.4 of the Original SERP and which are credited to the Participant's Account pursuant to Section 4.5 for payment to the Participant under this Plan in accordance with the terms of this Plan in order for the Original SERP and this Plan to comply with the requirements of section 409A of the Code.

(h)          "Board" means the Board of Directors of the Company, or any committee of the Board authorized to act on its behalf.

(i)          "Code" means the Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the Code shall include that section, applicable Treasury regulations or other applicable guidance promulgated thereunder and any comparable section of any future legislation that amends, supplements or supersedes said section, effective as of the date such comparable section is effective with respect to this Plan.

(j)          "Committee" means the Nominating, Governance and Compensation Committee of the Board, or such other Committee as may be appointed by the Board from time to time.

(k)          "Company" means ENSCO International Incorporated, a Delaware corporation, or such other organization which, pursuant to a spinoff, merger, consolidation, reorganization, or similar corporate transaction where a significant portion of the Company's employees become employees of such organization, adopts and assumes this Plan as the sponsor with the consent of the Company and agrees to accept the duties, responsibilities and obligations of the sponsor of this Plan. References in this Plan to the Company shall refer to any such organization which adopts and assumes the sponsorship of this Plan.

(l)          "Compensation" means the base wages and salary paid to an eligible Employee by an Employer for a Plan Year plus amounts applied to purchase medical benefits pursuant to a salary reduction agreement under a cafeteria plan as defined in section 125 of the Code sponsored by an Employer, amounts deferred pursuant to a salary reduction agreement authorized under the 401(k) Plan, and amounts deferred pursuant to a salary reduction agreement under any other plan described in sections 401(k) and 408(k) of the Code sponsored by an Employer.

(m)          "Deferred Compensation" means the amount credited to a Participant's Account pursuant to a Participant's Deferred Compensation Election in accordance with Section 4.1 and shall include Basic Deferrals under Section 4.1(a), Automatic Deferrals under Section 4.1(b) and Discretionary Deferrals under Section 4.1(c).

(n)          "Deferred Compensation Election" means the election by a Participant to defer his or her Compensation as an Automatic Deferral, Basic Deferral and/or Discretionary Deferral in accordance with Section 4.1.

(o)          "Deferred Compensation/Participation Agreement" means the individual written agreement between the Company or an Employer and a Participant pursuant to which the Participant (i) consents to participation in this Plan, (ii) makes his or her Deferred Compensation Election, (iii) makes his or her elections regarding the time and form of payments of his or her vested Benefits, (iv) designates his or her Beneficiary, and (v) directs the investment of the assets credited to his or her Account, if permitted pursuant to Section 7.2.

(p)          "Disability" means a disability suffered by a Participant because he or she (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Employees of the Participant's Employer.

(q)          "Discretionary Deferral" means the Compensation deferral described in Section 4.1 made by a Participant who has elected to make a Compensation deferral to this Plan in such amount as provided in Section 4.1.

(r)          "Distribution Entitlement Date" means the date specified (i) in Section 5.1(a) for any Participant who is not a Specified Employee, and (ii) in Section 5.1(b) for any Participant who is a Specified Employee.

(s)          "Effective Date" means January 1, 2005.

(t)          "Eligible Employee" means an Employee who is selected by the Committee pursuant to Section 3.1 as eligible to participate in this Plan for a Plan Year.

(u)          "Employee" means any individual in the employ of an Employer who is on an Employer's United States dollar payroll (and who is classified as an Employee by the Employer). The term "Employee" shall not include any individual who by contract is not classified by the Employer as a common law employee of the Employer, even if such individual is included on the Employer's payroll for Federal income tax withholding purposes or whether such person is later classified as an employee by the Internal Revenue Service, the Department of Labor, a court, an administrative agency or an Employer.

(v)          "Employer" means the Company and any other Affiliate, with respect to its Employees, provided such Affiliate is designated by the Board or the Committee as an Employer under this Plan and whose designation as such has become effective and has continued in effect. The designation shall become effective only when it shall have been accepted by the governing body of the Employer. An Employer may revoke its acceptance of such designation at any time, but until such acceptance has been revoked, all of the provisions of this Plan and amendments thereto shall apply to the Employees of the Employer. In the event the designation of the Employer as such is revoked by the governing body of the Employer, such revocation will not be deemed a termination of this Plan.

(w)          "Employer Discretionary Contributions" means amounts, if any, credited to a Participant's Account pursuant to Section 4.3.

(x)          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and applicable regulations promulgated thereunder.

(y)          "401(k) Plan" means the ENSCO Savings Plan, as such plan may be amended from time to time.

(z)          "Insolvent" means with respect to each Employer, such Employer being unable to pay its debts as they become due or being subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(aa)        "Matching Contributions" means, with respect to a Participant who makes Automatic Deferrals and/or Basic Deferrals to this Plan, the amounts credited to the Participant's Account pursuant to Section 4.2.

(bb)        "Normal Retirement Age" means the date a Participant attains age 65.

(cc)        "Original SERP" means the ENSCO Supplemental Executive Retirement Plan, as adopted effective April 1, 1995, as amended and restated effective as of January 1, 2004, and as subsequently amended.

(dd)        "Participant" means an Eligible Employee who has elected to participate in this Plan by executing a Deferred Compensation/Participation Agreement in accordance with Section 4.1.

(ee)        "Period of Service" means for each Employee eligible to participate in this Plan on and after January 1, 2005, the period commencing January 1, 2005 and ending December 31, 2005 and thereafter, the twelve-month period ending each December 31. For an Employee who first becomes eligible to participate in this Plan after January 1, 2005, his or her first Period of Service shall commence on his or her eligibility date and shall end on the following December 31st.

(ff)        "Plan" means the ENSCO 2005 Supplemental Executive Retirement Plan, as amended and restated, effective as of January 1, 2005, and described in this document, and as it may hereafter be amended.

(gg)        "Plan Year" means the fiscal year of this Plan, which shall commence on January 1 each year and end on December 31 of such year.

(hh)        "Specified Employee" means an Employee for each 12-consecutive month period that begins on any April 1st and immediately follows a Plan Year during which such Employee was, at any time during that Plan Year:

(i) an officer of any Employer having annual compensation greater than $135,000 (as adjusted under section 416(i)(1) of the Code, e.g., to $140,000 for the 2006 Plan Year, $145,000 for the 2007 Plan Year, $150,000 for the 2008 Plan Year and $160,000 for the 2009 Plan Year);

(ii) a more than five-percent owner of any Employer; or
(iii) a more than one-percent owner of any Employer having annual compensation from all Employers of more than $150,000.

For purposes of this subsection (hh), "annual compensation" shall mean annual compensation as defined in section 415(c)(3) of the Code, which includes amounts contributed by the Employer pursuant to a salary reduction agreement which are excludable from the Participant's gross income under sections 125, 402(e)(3), 402(h)(1)(B), 408(p)(2)(A)(i), 457 or 403(b) of the Code, and elective amounts that are not includible in the gross income of the Participant by reason of section 132(f)(4) of the Code. For purposes of subsection (hh)(i), no more than 50 Employees (or, if lesser, the greater of three or ten percent of the Employees) shall be treated as officers. The constructive ownership rules of section 318 of the Code (or the principles of that section, in the case of an unincorporated Employer) shall apply to determine ownership in each Employer.

(ii)        "Year of Service" means each calendar year during which an Employee performs at least 1,000 hours of service for an Affiliate (and any other entity, if the Employee's service with such entity would be recognized for purposes of the 401(k) Plan), including all Years of Service prior to the Effective Date of this Plan.

       2.2     Construction. If any provision of this Plan is determined to be for any reason invalid or unenforceable, the remaining provisions of this Plan shall continue in full force and effect. All of the provisions of this Plan shall be construed and enforced in accordance with the laws of the State of Texas and shall be administered according to the laws of such state, except as otherwise required by ERISA, the Code or other applicable Federal law.

ARTICLE III

PARTICIPATION AND VESTING

       3.1     Eligibility and Participation.  The Committee shall meet at least once prior to each Period of Service during the term of this Plan and irrevocably select and specify the name of each Employee who shall be entitled to participate in this Plan for the immediately following Period of Service. In determining the Employees who shall be Participants for any Period of Service the Committee shall take into account that the coverage of this Plan shall be extended only to the Employees described in Article I in order for this Plan to be exempt from the requirements of ERISA specified in Article I. In addition, the Administrator may determine in accordance with section 409A of the Code during a Period of Service to designate an individual who has become an Employee during that Period of Service as eligible to participate in this Plan for the remaining portion of that Period of Service.

       An Employee shall be eligible to receive a Benefit hereunder if such Employee has been designated as an Eligible Employee pursuant to this Section 3.1 and has entered into a Deferred Compensation/Participation Agreement with the Employer in accordance with Section 4.1. If the Committee fails to designate an Employee as eligible to participate in this Plan for a particular Period of Service and such Employee was eligible to participate in this Plan for the immediately preceding Period of Service, the Administrator shall notify the Employee in writing of his or her ineligibility to participate in this Plan as soon as administratively possible after making its decision regarding his or her eligibility. An Employee shall also be eligible to receive a Benefit hereunder if such Employee has any amount credited to his or her Account as described in Section 2.1(g)(ii) attributable to his or her participation in the Original SERP.

       3.2     Cessation of Participation. A Participant shall cease to be a Participant as of the earlier of (i) the date on which this Plan terminates, or (ii) the date on which he or she ceases to be an Eligible Employee under Section 3.1 and has received a distribution of his or her Account.

ARTICLE IV

CONTRIBUTIONS AND ACCOUNTING

       4.1     Deferred Compensation. An Eligible Employee may become a Participant for a Period of Service by (i) first electing to defer to the 401(k) Plan for the plan year of the 401(k) Plan that coincides with that Period of Service the maximum salary reduction contribution rate determined for that plan year by the administrator of the 401(k) Plan, and (ii) then by electing to defer Compensation pursuant to a Deferred Compensation/Participation Agreement. Such Deferred Compensation/Participation Agreement shall be entered into prior to the first day of the Period of Service for which the Deferred Compensation/Participation Agreement is effective or, in the case of an Employee who is hired during a Plan Year and designated as eligible to participate in this Plan for his or her initial Period of Service occurring during such Plan Year, such Deferred Compensation/Participation Agreement shall be entered into within 30 days after the date such Employee becomes eligible to participate in this Plan and shall only be effective with respect to services performed and Compensation earned after the date such Deferred Compensation/ Participation Agreement is received by the Administrator. For purposes of applying the limitation in the preceding sentence regarding an Employee who is hired and designated as eligible to participate in this Plan during a Plan Year, the Deferred Compensation/Participation Agreement for that initial Period of Service shall be deemed to apply to Compensation paid for services performed after the election in the Deferred Compensation/Participation Agreement if the election applies to no more than the amount equal to the total amount of the Compensation for the Period of Service multiplied by the ratio of the number of days remaining in the Period of Service after the election over the total number of days in the Period of Service. A Participant's Deferred Compensation/Participation Agreement shall only be effective with respect to a single Period of Service and shall be irrevocable for the duration of such Period of Service. Deferral elections for each subsequent Period of Service shall be made pursuant to new Deferred Compensation/Participation Agreements.

(a)          Automatic Deferral. Effective January 1, 2005, each Eligible Employee may elect to automatically have a percentage of his or her Compensation deferred under this Plan as an Automatic Deferral when he or she reaches any of the following statutory limitations under the 401(k) Plan: (i) the $210,000 limitation on annual compensation (as provided and defined in Section 1.5 of the 401(k) Plan) under section 401(a)(17) of the Code, as it may be adjusted pursuant to section 401(a)(17)(B) of the Code; (ii) the $14,000 limitation imposed on elective deferrals under section 402(g) of the Code, or such other amount prescribed by the Secretary of the Treasury in accordance with section 402(g) of the Code at the same time and in the same manner as provided under section 415(d) of the Code for adjusting the dollar limitation in effect under section 415(b)(1)(A) of the Code; (iii) the percentage limitations on elective deferrals under section 401(k) of the Code; or (iv) the limitations on contributions and benefits under section 415 of the Code. An Eligible Employee may elect to make Automatic Deferrals in addition to or in lieu of Basic Deferrals under Section 4.1(b).

(b)          Basic Deferrals. Prior to each Period of Service, the Committee shall determine the maximum percentage of Compensation that each Eligible Employee may elect to defer under this Plan as a Basic Deferral for the immediately following Period of Service. The maximum percentage determined for a Plan Year shall remain in effect and apply to each succeeding Plan Year unless determined otherwise by the Committee.

(c)          Discretionary Deferrals. Prior to each Period of Service, the Committee shall determine the maximum percentage of Compensation that each Eligible Employee may elect to defer under this Plan as a Discretionary Deferral for the immediately following Period of Service. In addition, the Committee may determine that an Eligible Employee may elect to defer prior to each Period of Service all or a portion his or her award, if any, for that Period of Service under the ENSCO International Incorporated 2005 Cash Incentive Plan.

(d)          Limit on Deferrals. The maximum amount of Automatic Deferrals and Basic Deferrals made by a Participant, when aggregated with any other deferrals made by the Participant under the 401(k) Plan, for any calendar year, shall not exceed 50 percent of his or her Compensation for the calendar year. Notwithstanding the preceding provisions of this Section 4.1(d), for the first Period of Service in which an Employee becomes eligible to participate in this Plan, the Eligible Employee may elect to defer up to such maximum percentage of Compensation permitted by the Administrator for that Period of Service with respect to Compensation for services performed subsequent to the election.

(e)          Failure to Elect. If an Eligible Employee does not execute a Deferred Compensation/Participation Agreement and elect to defer an amount of his or her Compensation for a particular Period of Service in accordance with this Section 4.1, he or she may not participate in this Plan for that Period of Service. Thereafter, he or she may elect to participate in this Plan in accordance with this Section 4.1 with respect to future Periods of Service for which he or she is designated an Eligible Employee pursuant to Section 3.1, by executing a Deferred Compensation/Participation Agreement and irrevocably electing to defer a percentage of his or her Compensation prior to any such future Period of Service.

       4.2     Matching Contributions.  For each calendar year, the Employer shall credit each Participant's Account with amounts that represent Matching Contributions equal to such percentage, as determined from time to time by the Committee under the 401(k) Plan, of the Participant's Deferred Compensation Election for that calendar year up to six percent of the Participant's Compensation, reduced by the amount of employer matching contributions, if any, made on behalf of the Participant to the 401(k) Plan for that calendar year. Amounts representing Matching Contributions shall be determined and credited to each Participant's Account after first crediting employer matching contributions to the Participant's account under the 401(k) Plan. The value of vested Matching Contributions credited to a Participant's Account shall be used, along with the value of the Participant's vested Employer Discretionary Contributions, if any, and Deferred Compensation credited to his or her Account, to determine his or her Benefits as specified herein.

       4.3     Employer Discretionary Contribution. An Employer may contribute hereunder as an Employer Discretionary Contribution for a Plan Year such amount, if any, as shall be determined by the Committee from time to time, including such amounts as the Committee determines to be necessary because one or more Participants are unable to receive the entire amount of the allocation of the profit sharing contribution to which each such Participant would have been entitled under the 401(k) Plan for a Plan Year, but were prevented from receiving under the 401(k) Plan because of one or more of the limitations described in Section 4.1(a). The Employer Discretionary Contribution, if any, may be made with respect to active Participants and inactive Participants, as determined by the Committee. Amounts representing Employer Discretionary Contributions, if any, for a Plan Year shall be determined and credited to each Participant's Account at such times and in such amounts as determined by the Administrator for the Plan Year. The value of vested Employer Discretionary Contributions credited to a Participant's Account shall be used, along with the value of the Participant's vested Matching Contributions, if any, and Deferred Compensation credited to his or her Account, to determine his or her Benefits as specified herein.

       4.4     Vesting. Each Participant shall be 100 percent vested in the Automatic Deferrals, Basic Deferrals and Discretionary Deferrals credited to his or her Account, including the earnings thereon if such amounts are invested pursuant to Section 7.2. A Participant shall become vested in the Matching Contributions and the Employer Discretionary Contributions, if any, credited to his or her Account, including the earnings thereon if such amounts are invested pursuant to Section 7.2, as follows:

Years of Service	Vested Percentage
less than 2	0%
2 but less than 3	20%
3 but less than 4	40%
4 but less than 5	60%
5 but less than 6	80%
6 or more	100%

       Notwithstanding the preceding provisions of this Section 4.4, any such Participant who (i) has credit for less than six Years of Service before January 1, 2008 and (ii) receives credit for at least one hour of service under the 401(k) Plan after December 31, 2007 shall become vested in all Matching Contributions and Employer Discretionary Contributions, if any, credited to his or her Account, including the earnings thereon if such amounts are invested pursuant to Section 7.2, as follows:

Years of Service	Vested Percentage
less than 1	0%
1 but less than 2	33-1/3%
2 but less than 3	66-2/3%
3 or more	100%

       In addition, a Participant shall become 100 percent vested in the Employer Discretionary Contributions, if any, and Matching Contributions credited to his or her Account, including the earnings thereon if such amounts are invested pursuant to Section 7.2, regardless of his or her Years of Service, upon the occurrence, while employed by an Employer, of his or her death or Disability, attainment of his or her Normal Retirement Age or termination of this Plan.

       4.5     Accounting for Deferred Compensation and Other Benefits.  The Administrator shall establish and maintain an individual Account under the name of each Participant under this Plan. Each Account shall be adjusted at least quarterly to reflect (i) the Basic Deferrals, Automatic Deferrals, Discretionary Deferrals, Matching Contributions and Employer Discretionary Contributions credited thereto, if any, (ii) the earnings credited on and losses allocable to such Basic Deferrals, Automatic Deferrals, Discretionary Deferrals, Matching Contributions and Employer Discretionary Contributions pursuant to Section 7.2, and (iii) any payment of amounts attributable to such adjusted Basic Deferrals, Automatic Deferrals, Discretionary Deferrals, Matching Contributions and Employer Discretionary Contributions under this Plan. The amounts of Deferred Compensation shall be credited to the Participant's Account at such time as such Compensation would have been paid to the Participant had the Participant not elected to defer such Compensation pursuant to the terms and provisions of this Plan. The amounts of Matching Contributions and Employer Discretionary Contributions shall be credited to the Participant's Account at such time or times provided by Sections 4.2 and 4.3. Each such Account shall be credited with earnings and/or losses computed pursuant to Section 7.2 in the manner specified by Section 7.2. Each such Account shall also be adjusted at least annually to reflect the matching contributions under section 4.2 of the Original SERP and the employer discretionary contributions under section 4.3 of the Original SERP, plus earnings thereon and losses allocable thereto, if any, attributable to the investment of such amounts, with respect to which the Participant becomes vested after December 31, 2004 under section 4.4 of the Original SERP. The amounts specified by the preceding sentence shall be credited to the Participant's Account at such time as those amounts become vested under section 4.4 of the Original SERP, and at such time or times as those amounts are adjusted for the earnings thereon and the losses allocable thereto. In the sole discretion of the Administrator, more than one Account may be established for each Participant to facilitate record keeping convenience and accuracy. Each such Account shall be credited and adjusted as provided in this Plan. Amounts credited to each such Account shall be held with the general assets of the Employer that employs that Participant.

       Establishment and maintenance of a separate Account or Accounts for each Participant shall not be construed as giving any person any interest in assets of the Company or an Employer, or a right to payment other than as provided hereunder. Each Account shall be maintained until all amounts credited to such Account have been distributed in accordance with the terms and provisions of this Plan.

       4.6     Plan Benefits. Subject to the vesting provisions of Section 4.4 and the provisions of Article V, the Benefits to which a Participant and, if applicable, his or her Beneficiary shall be entitled under this Plan shall consist of the sum of (i) the aggregate of Deferred Compensation, Matching Contributions and Employer Discretionary Contributions credited to such Participant's Account, plus earnings thereon and less losses allocable thereto, if any, attributable to the investment of such amounts pursuant to Section 7.2, and (ii) the aggregate amounts representing the matching contributions under section 4.2 of the Original SERP and employer discretionary contributions under section 4.3 of the Original SERP, plus earnings thereon and less losses allocable thereto, if any, attributable to the investment of such amounts, with respect to which the Participant becomes vested after December 31, 2004 under section 4.4 of the Original SERP and which are credited to the Participant's Account pursuant to Section 4.5 for payment to the Participant under this Plan in accordance with the terms of this Plan in order for the Original SERP and this Plan to comply with the requirements of section 409A of the Code.

ARTICLE V

DISTRIBUTION OF BENEFITS

       5.1     Payment of Benefits. Except as provided in Section 10.2 in the event of a Change in Control of the Company (as defined in Section 10.2), the amount credited to a Participant's Account pursuant to Article IV, to the extent vested pursuant to Section 4.4, shall be payable to the Participant or, if applicable, to his or her Beneficiary in accordance with the provisions of this Article V. If the Employer has obtained life insurance policies as a reserve for the discharge of its obligations under this Plan, the Employer acting through its governing body may, in its discretion, distribute any such policy to a Participant when the Participant's Benefits become payable to satisfy all or a portion of the Employer's obligation to the Participant or Beneficiary hereunder. Unless paid earlier pursuant to Section 5.2 or Section 10.2, payment of a Participant's Benefit under this Plan shall be made or commence to be made in the form elected by the Participant pursuant to Section 5.3 on the 20th business day following the Distribution Entitlement Date specified in subsection (a) or (b), hereof, whichever is applicable. A Participant may elect pursuant to Section 5.3 to defer the Benefit payment date or Benefit commencement date of his or her Benefits.

(a)          Distribution Entitlement Date for Participants Other than Specified Employees.  The Distribution Entitlement Date for any Participant who is not a Specified Employee is the date of the Participant's death, Disability or other separation from service (within the meaning of Treas. Reg. 1.409-1(h)(1)) with his or her Employer and all Affiliates.

(b)          Distribution Entitlement Date for Specified Employees.  The Distribution Entitlement Date for any Participant who is a Specified Employee is the date which is six months after the date of the Participant's separation from service (within the meaning of Treas. Reg. 1.409-1(h)(1)) with his or her Employer and all Affiliates, or, if earlier, the date of death or Disability of the Participant.

       5.2     Timing of Certain Payments.  Notwithstanding any other provision of this Plan to the contrary, the Committee shall have the right to direct payment of Benefits to Participants prior to the time such Benefits otherwise would be payable hereunder if the Committee in good faith determines that any of the following conditions or events has occurred:

(a)          An Unforeseeable Emergency of the Participant.  An unforeseeable emergency is a severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant, the Participant's spouse or a dependent (as defined in section 152 of the Code, without regard to sections 152(b)(1), (b)(2), and (d)(1)(B) of the Code) of the Participant, (ii) a loss of the Participant's property due to casualty (including the need to rebuild the Participant's home following damage to the home not otherwise covered by insurance, for example, not as a result of a natural disaster), or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. An unforeseeable emergency shall not exist, however, if the emergency may be relieved (i) by reimbursement or compensation from insurance or otherwise, (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause a severe financial hardship, or (iii) by cessation of deferrals under this Plan. In addition, an unforeseeable emergency shall not exist as a result of the Participant's need to send a child to college or desire to purchase a home. Whether a Participant is faced with an unforeseeable emergency permitting a distribution under this Section 5.2(a) is to be determined by the Administrator based on all of the relevant facts and circumstances of each case in accordance with section 409A of the Code. The amount distributed to a Participant on account of an unforeseeable emergency may not exceed the amount reasonably necessary to satisfy such emergency, plus amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated as a result of the distribution, after taking into account (i) the extent to which the hardship is or may be relieved through reimbursement or compensation from insurance or otherwise, or by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause a severe financial hardship, and (ii) any additional Compensation that will be available if the Participant's Deferred Compensation Election is cancelled under this Section 5.2(a). The amount the Administrator determines is eligible for distribution to a Participant because of his or her unforeseeable emergency shall be paid to the Participant in cash within 15 days of the date of the Administrator's determination.

(b)          Domestic Relations Orders. The Administrator may determine to permit acceleration of the time or schedule of a payment under this Plan to an individual other than a Participant, or to make a payment under this Plan to an individual other than the Participant, to the extent necessary to fulfill a domestic relations order (as defined in section 414(p)(1)(B) of the Code).

(c)          Conflicts of Interest Laws. The Administrator may determine to permit acceleration of the time or schedule of a payment under this Plan, or to make a payment under this Plan, to the extent necessary to avoid the violation of an applicable Federal, state, local or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule), as determined in accordance with section 409A of the Code.

(d)          Change in Circumstances. A change in circumstances relating to the operation of this Plan or the taxation of Participants, arising from a change in the Federal or applicable state tax or revenue laws, a published ruling or similar announcement by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury, a change in securities laws or regulations, the issuance of an advisory opinion, regulation or other published position by the Department of Labor, or a change in accounting requirements which causes (i) Participants to be taxable on their Benefits prior to the time Benefits otherwise would be payable hereunder, (ii) this Plan to be considered as funded for purposes of Title I of ERISA, or (iii) a material change regarding the tax or financial accounting consequences of maintaining this Plan to the Company or any Employer; provided, in any event, any determination by the Committee under this Section 5.2(d) must be permissible under section 409A of the Code and cannot be considered to be the exercise of impermissible discretion under section 409A of the Code.

       5.3     Form of Payment and Deferral of Timing of Payment. Each Participant may elect on his or her initial Deferred Compensation/Participation Agreement filed with the Administrator under this Plan whether his or her Benefits will be paid in the form of a single sum payment or substantially equal monthly installments over a period of 60 months. In addition, the Participant may elect on his or her initial Deferred Compensation/Participation Agreement filed with the Administrator under this Plan to defer the Benefit payment date or Benefit commencement date specified in Section 5.1 to a date that is not beyond the second anniversary of the normal Benefit payment date or Benefit commencement date specified in Section 5.1. Subject to the requirements of the next sentence, the Participant may change the form in which his or her Benefits will be paid as specified in his or her initial Deferred Compensation/Participation Agreement from a single sum payment to substantially equal monthly installments over a period of 60 months. If an election is made pursuant to the preceding sentence, (i) it cannot take effect until at least 12 months after the date on which the new election is made, and (ii) for an election related to a payment that is not made by reason of the Participant's Disability, the occurrence of an unforeseeable emergency under Section 5.2(a), or the Participant's death, the first payment with respect to which this election is made shall be deferred for a period of not less than five years from the date on which the single sum payment would otherwise have been made. If a Participant has not elected a form of payment for his or her Benefits pursuant to this Section 5.3, the Participant's Benefits shall be paid in a single sum payment. If such Participant is receiving installment payments hereunder and dies prior to the payment of all monthly installments, the remaining portion of the Participant's Benefits shall continue to be paid in monthly installments to his or her Beneficiary for the remaining installment period in the same amount and manner as such Benefits would have been paid to the Participant. If the Participant elects to defer the Benefit payment date or Benefit commencement date and dies before that deferred Benefit payment date or deferred Benefit commencement date specified in his or her Deferred Compensation/Participation Agreement, the Participant's Benefits will be paid or commence to be paid to his or her Beneficiary in the form and upon the date elected by the Participant.

       5.4     Designation of Beneficiary.  Each Participant must designate a Beneficiary to receive his or her Benefits in the event of his or her death, by completing his or her Deferred Compensation/Participation Agreement and filing it with the Administrator. The Administrator will recognize the most recent written Beneficiary designation on file prior to a Participant's death. If a designated Beneficiary is not living at the time of the Participant's death, then the Administrator shall pay Participant's Benefits to the Participant's personal representative, executor, or administrator, as specified by the appropriate legal jurisdiction. Any such payment to the Participant's Beneficiary or, if applicable, to his or her personal representative, executor or administrator shall operate as a complete discharge of all obligations of the Administrator and the Employer to the extent of the payment so made.

       5.5     Payment of Payroll Taxes and Income Tax Withholding.  All amounts in which a Participant becomes vested each Plan Year pursuant to Section 4.4 shall be considered "wages" of the Participant within the meaning of section 3121(a) of the Code and the Participant's Account shall be debited each Plan Year to reflect the payment of the amount of payroll taxes due and payable under section 3121 of the Code by the Participant with respect to such vested amounts. The Employer may reduce the amount of any payment to a Participant under Article V by the amount of the payroll taxes due and payable by the Participant.

       The Administrator shall determine all Federal, state and local income tax withholding requirements relating to any payment to a Participant or Beneficiary hereunder and the Employer shall be entitled to deduct from each such payment any Federal, state or local income tax withholding in the amounts determined by the Administrator which may be required to be deductible under applicable law and the Employer shall pay such amounts directly to the appropriate taxing authorities.

ARTICLE VI

PAYMENT LIMITATIONS

       6.1     Payment Due an Incompetent.  If the Administrator shall find that any person to whom any payment is payable under this Plan is unable to care for his or her affairs because of mental or physical illness, accident or death, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, a brother or sister or any person deemed by the Administrator, in its sole discretion, to have incurred expenses for such person otherwise entitled to payment, in such manner and proportions as the Administrator may determine. Any such payment shall be a complete discharge of the liabilities of the Employer under this Plan, and the Employer shall have no further obligation to see to the application of any money so paid.

       6.2     Spendthrift Clause. No right, title or interest of any kind in this Plan shall be transferable or assignable by any Participant or Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, execution or levy of any kind, whether voluntary or involuntary, nor subject to the debts, contracts, liabilities, engagements, or torts of the Participant or Beneficiary. Any attempt to alienate, anticipate, encumber, sell, transfer, assign, pledge, garnish, attach or otherwise subject to legal or equitable process or encumber or dispose of any interest in this Plan shall be void.

ARTICLE VII

FUNDING

       7.1     Funding. All Benefits under this Plan shall be paid or provided directly by the Employer. Such Benefits shall be general obligations of the Employer which shall not require the segregation of any funds or property therefor. The assets of the Benefit Reserve Trust established in connection with the adoption of the Original SERP allocable to the amounts credited to the Accounts of Participants as described in Section 2.1(g)(ii) attributable to participation in the Original SERP shall be considered a means to assist the Employer to meet its contractual obligations under this Plan with respect to those amounts of Benefits.

       Notwithstanding the foregoing, in the discretion of the Employer, the Employer's obligations hereunder may be satisfied from a grantor trust or trusts established by the Employer, the terms of which shall be substantially similar to the terms of the model trust issued by the Internal Revenue Service in Revenue Procedure 92-64 and shall comply with the requirements of section 409A of the Code, from an escrow account established at a bank or trust company, or from an insurance contract or contracts owned by the Employer. The assets of any such trust, escrow account and any such insurance policy shall continue for all purposes to be a part of the general funds of the Employer, shall be considered solely a means to assist the Employer to meet its contractual obligations under this Plan and shall not create a funded account or security interest for the benefit of any Participant under this Plan. All such assets shall be subject to the claims of the general creditors of the Employer in the event the Employer is Insolvent.

       If a single trust or other funding vehicle is established as a reserve for the obligations hereunder of more than one Employer, including by the Company with respect to its obligations to its non-employee directors under the ENSCO 2005 Non-Employee Director Deferred Compensation Plan, the assets of any such trust or funding vehicle shall, to the extent attributable to contributions made by a particular Employer, be subject to the claims of the general creditors of that Employer in the event such Employer is Insolvent, and each Employer shall be treated as a separate grantor to the extent of its participation in any trust so established. To the extent that any person acquires a right to receive a payment from an Employer under this Plan, such right shall be no greater than the right of any unsecured general creditor of that Employer.

       7.2     Investments. If a trust is established as provided for in Section 7.1, earnings and/or losses of the trust attributable to amounts credited to a Participant's Account shall increase or, if applicable, decrease such Participant's Account for purposes of determining the Participant's Benefits payable hereunder. The Committee may determine from time to time to direct the investment manager appointed pursuant to any such trust to invest the balance of a Participant's Account in accordance with the wishes and written directions of that Participant from among the registered mutual funds and the Company stock fund offered to the participants in the 401(k) Plan (which have been revised effective as of January 1, 2008 and will be further revised effective as of February 1, 2009) from time to time under the terms of the 401(k) Plan. Separate elections may be made with respect to the different types of contributions credited to his or her Account. If the Committee determines for any reason that a particular registered mutual fund available under the 401(k) Plan cannot be made available under this Plan, a comparable fund will be substituted in its place.

       Up to 100 percent of the balance of a Participant's Account attributable to Deferred Compensation, Employer Discretionary Contributions, if any, and Matching Contributions, if any, credited to his or her Account on or before May 31, 2008 may be invested in the Company stock fund. Effective June 1, 2008, a Participant may not direct that more than 50 percent of the balance of his or her Account attributable to Deferred Compensation, Employer Discretionary Contributions, if any, and Matching Contributions, if any, credited to his or her Account after May 31, 2008 may be invested in the Company stock fund. If the investment election of any Participant in effect on June 1, 2008 provides for an election in excess of 50 percent to the Company stock fund, that investment election shall be automatically revised, effective June 1, 2008, with respect to the specific election to the Company stock fund to provide for an election of 50 percent to the Company stock fund and the percentage elected in excess of 50 percent shall be deemed to be an election of that excess percentage to the particular T. Rowe Price target date retirement fund offered to participants in the 401(k) Plan determined by the age of the Participant. Notwithstanding that the balance of a Participant's Account that is invested in the Company stock fund on June 1, 2008 is 50 percent or more of the total balance of his or her Account on that date, the Participant's Account may continue to hold that investment interest in the Company stock fund after May 31, 2008 and the investment election in the Company stock fund permitted by the two preceding sentences with respect to contributions credited to his or her Account after May 31, 2008 shall not be affected. A Participant shall not be permitted, however, to direct the investment manager (in writing, or if allowed by the Administrator, by giving an interactive electronic communication) after May 31, 2008 to change the investment of the then balance of his or her Account if (i) that investment election requires reinvestment of any portion of his or her Account into the Company stock fund and the balance of his or her Account that is invested in the Company stock fund on that date is 50 percent or more of the total balance of his or her Account on that date, or (ii) the effect of that investment election would result in more than 50 percent of the total balance of his or her Account on that date being invested in the Company stock fund.

       Effective June 1, 2008, the Committee has also determined that it will direct the investment manager appointed pursuant to any such trust to invest up to 100 percent of the balance of a Participant's Account in accordance with the wishes and written directions of that Participant pursuant to the terms, conditions and limitations of the agreements governing the T. Rowe Price TradeLink+ self-directed brokerage investment program, as amended from time to time.

       If a Participant is permitted to direct the investment manager appointed pursuant to any trust established pursuant to Section 7.1 to invest the balance of his or her Account and fails to complete and file with the Administrator using the form furnished by the Administrator or, if allowed by the Administrator, to give an interactive electronic communication, directing the investment manager concerning the investment of his or her Account, the entire balance of his or her Account shall be invested in the same manner as the investment allocation then currently in effect for that Participant's individual account in the 401(k) Plan pending the Administrator's receipt of investment direction from or an interactive electronic communication by the Participant, or in such other default investment fund or funds as may be determined by the Administrator from time to time.

ARTICLE VIII

ADMINISTRATION

       8.1     Authority of the Administrator.  The Administrator shall have full power and authority to interpret, construe and administer this Plan. The Administrator's interpretation and construction hereof, and actions hereunder, including any determination of the amount or recipient of any payment to be made under this Plan, shall be binding and conclusive on all persons and for all purposes. In addition, the Administrator may employ attorneys, accountants, and other professional advisors to assist the Administrator in its administration of this Plan. The Company shall pay the reasonable fees of any such advisor employed by the Administrator. To the extent permitted by law, the Administrator, any member of the Board, any member of the Committee, and any employee of an Employer shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his or her own willful misconduct or lack of good faith.

       8.2     Claims Procedure. The Administrator shall process all benefit claims of Participants and Beneficiaries pursuant to the claims procedure specified in the summary plan description for this Plan and shall act in a manner which is consistent with regulations published from time to time by the Department of Labor.

       8.3     Cost of Administration.  The cost of this Plan and the expenses of administering this Plan shall be paid by the Employer.

       8.4     Limitations on Plan Administration.  No person to whom discretionary authority is granted hereunder shall vote or act upon any matter involving his or her own rights, benefits or participation in this Plan.

ARTICLE IX

OTHER BENEFIT PLANS OF THE COMPANY

       9.1     Other Plans. Nothing contained in this Plan shall prevent a Participant prior to his or her death, or his or her spouse or other Beneficiary after his or her death, from receiving, in addition to any payments provided for under this Plan, any payments provided for under any other plan or benefit program of the Company, his or her Employer or an Affiliate, or which would otherwise be payable or distributable to him or her, his or her surviving spouse or Beneficiary under any plan or policy of the Company or otherwise. Nothing in this Plan shall be construed as preventing the Company or any of its Affiliates from establishing any other or different plans providing for current or deferred compensation for employees. Unless specifically provided otherwise in any plan of the Company intended to "qualify" under section 401 of the Code, Compensation deferrals made under this Plan shall constitute earnings or compensation for purposes of determining contributions or benefits under such qualified plan.

ARTICLE X

AMENDMENT AND TERMINATION OF THE PLAN

       10.1     Amendment. The Committee shall have the right to amend this Plan at any time and from time to time, including a retroactive amendment. Any such amendment shall become effective upon the date stated therein, and shall be binding on all Employers then participating in this Plan, except as otherwise provided in such amendment; provided, however, that no such action shall affect any Benefit adversely to which a Participant would be entitled had he or she incurred a separation from service with his or her Employer and all Affiliates immediately before such amendment was effective.

       10.2     Termination. The Company has established this Plan with the bona fide intention and expectation that from year to year it will deem it advisable to continue it in effect. However, the Committee, in its sole discretion, reserves the right to terminate this Plan in its entirety at any time; provided, however, that no such action shall affect any Benefit adversely to which a Participant would be entitled had he or she incurred a separation from service with his or her Employer and all Affiliates immediately before such termination was effective and any decision to terminate this Plan shall comply with section 409A of the Code.

       Upon a Change in Control of the Company, the Committee shall have the right to determine within the 30-day period immediately preceding and the 12-month period immediately succeeding the effective date of the Change in Control of the Company whether this Plan shall terminate upon which all Benefits shall be distributed to the Participants no later than the 12-month anniversary of the date the Committee irrevocably takes all necessary action to terminate this Plan and liquidate the Accounts. As a condition to the Committee's exercising its discretion under this Section 10.2 to terminate this Plan, all other agreements, methods, programs and other arrangements sponsored by the Company and the Employer immediately after the Change in Control with respect to which deferrals of compensation are treated as having been deferred under a single plan with this Plan under Treas. Reg. 1.409A-1(c)(2) must also be terminated and liquidated and the benefits distributed to the covered participants no later than the 12-month anniversary of the date the Company and the Employer irrevocably take all necessary action to terminate and liquidate the aggregated agreements, methods, programs and other arrangements.

       For purposes of this Plan, a Change in Control of the Company shall be deemed to occur if there is a change (i) in the ownership of the Company, which occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; (ii) in the effective control of the Company, which occurs on the date that either (A) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company, or (B) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) in the ownership of a substantial portion of the Company's assets, which occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. The determination of whether a Change in Control has occurred shall be determined by the Committee consistent with section 409A of the Code.

       10.3   Continuation. The Company intends to continue this Plan indefinitely, but nevertheless assumes no contractual obligation beyond the promise to pay the benefits described in this Plan.

ARTICLE XI

MISCELLANEOUS

       11.1   Rights Against Employer. This Plan shall not be deemed to be a consideration for, or an inducement for, the employment of any Employee by the Employer. Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the service of the Employer or to interfere with the right of the Employer to discharge any Employee at any time, without regard to the effect such discharge may have on any rights under this Plan.

       11.2   Action Taken in Good Faith. To the extent permitted by ERISA, the Administrator and each employee, officer and director of an Affiliate who have duties and responsibilities with respect to the establishment or administration of this Plan shall be fully protected with respect to any action taken or omitted to be taken by them in good faith.

       11.3   Limitation of Liability/Rights of Indemnification.  No member of the Committee or any person acting as a delegate of the Committee with respect to this Plan shall be liable for any action that is taken or is omitted to be taken or for any losses resulting from any action, interpretation, construction or omission made in good faith with respect to this Plan. In addition to such other rights of indemnification as they may have as directors, members of the Committee shall be indemnified by the Company against any reasonable expenses, including attorneys' fees actually and necessarily incurred, which they or any of them may incur by reason of any action taken or failure to act under or in connection with this Plan, and against all amounts paid by them in settlement of any claim related thereto (provided such settlement is approved by independent legal counsel selected by the Company), or paid by them in satisfaction of a judgment in any such action, suit or proceeding that such director or Committee member is liable for negligence or misconduct in the performance of his or her duties; provided that within 60 days after institution of any such action, suit or proceeding a director or Committee member shall in writing offer the Company the opportunity, at its own expense, to handle the defense of the same.

       11.4   Severability. In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

       11.5   Construction. The article and section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular. When used herein, the masculine gender includes the feminine gender.

       11.6   Governing Law. The validity and effect of this Plan, and the rights and obligations of all persons affected hereby, shall be construed and determined in accordance with the laws of the State of Texas unless superseded by Federal law.

       IN WITNESS WHEREOF, the Company, acting by through its duly authorized officers, has caused this amendment and restatement of the ENSCO 2005 Supplemental Executive Retirement Plan to be executed on the date first above written.

ENSCO INTERNATIONAL INCORPORATED /s/ Cary A. Moomjian, Jr. Cary A. Moomjian, Jr. Vice President
Page 22 of 22